Exhibit 10.8

CALAMOS ASSET MANAGEMENT, INC.
Non-Employee Directors Equity Award Statement for:
Congratulations! The following summarizes your ________ Calamos Equity Award:

RESTRICTED STOCK UNITS (“RSUs”)

Total number of RSUs granted:
Grant value:

VESTING SCHEDULE

Grant date
Vesting Schedule

A portion of your Restricted Stock Units vest on each of the following dates:

25% on DATE*
25% on DATE*
50% on DATE*

*Subject to earlier vesting per the accompanying Terms of the _________ Equity Awards document.

Your restricted stock units were issued from the Calamos Asset Management, Inc. Incentive Compensation Plan. This restricted stock units award is governed by the terms and conditions of this Award Statement, which includes the accompanying Terms of the ________ Equity Awards. A copy of the Incentive Compensation Plan is available by request from the Human Resources department.

This Award Statement, including the accompanying Terms of the _________ Equity Awards, constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.4

Calamos Asset Management, Inc.
Incentive Compensation Plan
Terms of the _________ Equity Awards for Non-Employee Directors

Type(s) of Award:	Restricted stock units (“RSUs”). When vested, each RSU entitles the holder to receive one (1) share of CLMS Class A common stock for each vested RSU.
Vesting:
The date(s) upon which the award vests is set forth on the Award Statement.
In the event of termination of service as a director of CLMS due to death or disability prior to the full vesting of the award, a portion (or all) of the unvested award will vest as of the date of such termination of service. For termination due to disability, we will use the definition of disability as defined in the Associate Handbook. The portion that will vest will be determined as follows:
- If any portion of the award has become vested prior to the date of termination, then the vesting of the award scheduled to vest on the next following vesting date will be accelerated to the date of such termination of service.
- If the termination occurs prior to the vesting of the award, then a pro rata portion will vest based on the number of whole months elapsed in the period from the grant date to the date of termination, divided by the number of months in the period from the grant date to the date the grant was to become 100% vested; provided that if the number of awards scheduled to vest on the first vesting date is greater than such pro rata portion, the greater number awards will vest.
Upon termination of service as a director after attainment of age 67 and at least five (5) continuous years of service within the Calamos organization, you will be deemed for purposes of this Award to have terminated your position due to “retirement.” In the event of your retirement as a Director, your awards will remain outstanding and continue to vest as if your service had not terminated, so long as you remain retired from the investment management industry (as determined by the Committee. In the event you should cease to be retired from the investment management industry, then your employment will be deemed to terminate as of that date, any unvested awards shall be forfeited.
Upon a Change in Control, awards then outstanding will become fully vested.

Exercise/Delivery of Shares:
No exercise price or other amount is required to be paid with respect to RSUs. Subject to any applicable tax withholding (see below), one (1) share of CLMS Class A common stock will be delivered for each vested RSU, unless receipt has been deferred by you under an applicable deferred compensation plan.

Effect of Termination of Service:	Except as provided above for termination due to death, disability “retirement,” no further vesting will occur after termination of service, and all unvested awards will be forfeited and/or cancelled.
Federal Income Tax Considerations:
The following discussion is a summary of certain current U.S. federal income tax consequences relating to RSUs. This discussion does not purport to be complete, and does not cover, among other things, foreign, state and local tax treatment.
Restricted Stock Units. No income is recognized upon receipt of an award of RSUs. Upon vesting, income equal to the fair market value of the shares of Class A common stock issued is recognized. The capital gain or loss holding period for the shares received under an award will begin when ordinary income is recognized, and any subsequent capital gain or loss will be measured by the difference between the ordinary income recognized and the amount received upon sale or exchange of the shares.

Transferability:	No awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution.
Voting Rights:	Since RSUs do not represent actual shares, no voting rights arise upon receipt of RSUs and you are not deemed to be the owner of any shares covered by the RSUs until such shares are delivered to you.
Dividends:

Notwithstanding the above, in addition to the shares of Class A common stock to be delivered upon the vesting of the RSUs, you will also be entitled to receive a cash payment in an amount equal to each cash dividend you would have received during the period from the grant date of the RSUs to the date such RSUs became vested as if the RSUs were shares of Class A common stock held by you on the record date for the payment of such dividend unless receipt of such cash payment has been deferred by you under an applicable deferred compensation plan.

Tax Withholding (if any):
In the event of a change in tax laws such that tax withholding is applicable at the time your RSUs become vested, such withholding may, at the discretion of the Committee, be accomplished as follows. An aggregate amount of cash and/or number of shares having a fair market value equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including the FICA and Medicare tax obligation) withholding required by law with respect to the distribution of shares and/or cash made under or as a result of the Plan, may be deducted or withheld from shares issuable upon the vesting of RSUs and/or from any cash payable with respect to such awards.